Exhibit 10.6

WAIVER AND FORBEARANCE AGREEMENT

THIS WAIVER AND FORBEARANCE AGREEMENT ("Agreement") is made and entered into on December 5, 2104, by and between Southwest Iowa Renewable Fuels, LLC, an Iowa limited liability company ("SIRE") and ICM Investments, LLC, a Kansas limited liability company ("ICM")

Reference is made to the certain Negotiable Promissory Term Loan Note, dated June 23, 2014 given by SIRE (as Borrower), in favor of between ICM (as Lender), in the original principal amount of $6,726,757.85 ("Note").

The parties acknowledge that pursuant to the terms and conditions of the Note, (i) SIRE has the right to prepay the Note upon 30 days' prior written notice to ICM; and (ii) ICM has the right and option to convert all or a portion of the principal balance of the Note into Series C Units of SIRE by providing to SIRE 15 days' prior written notice exercising such option.  The parties further acknowledge that on November 21, 2014, SIRE issued to ICM a written notice of SIRE's intent to prepay the Note to ICM on December 22, 2014 ("Prepayment Notice").  ICM is currently contemplating exercising its option to convert its shares into Series C Units at the Conversion Price set forth in the Note.

SIRE hereby waives the 15-day notice period under the Note with respect to ICM's conversion option.  SIRE agrees that, if ICM provides to SIRE written notice exercising ICM's option to convert all or a portion of the principal under the Note into Series C Units on December 19, 2104, SIRE will accept such notice as a proper exercise of ICM's right under the Note and will convert any principal designated in the option exercise notice into Series C Units as provided in the Note.  Accordingly, such principal shall not be prepaid by SIRE as described in the Prepayment Notice.

In consideration of the waiver set forth in the preceding sentence, ICM agrees to forbear the exercise of its option to convert principal under the Note into Series C Units from December 5, 2014 to December 18, 2014.  ICM's failure to exercise its conversion rights on December 19, 2014 shall be deemed a waiver of its option to exercise any conversion rights under the Note and the Note shall be prepaid as described in the Prepayment Notice.

This Agreement and the Note contain the entire agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first set forth above.

SOUTHWEST IOWA RENEWABLE ENERGY, LLC

By:	/s/ Brett L. Frevert
Brett L. Frevert, Chief Financial Officer

("SIRE")

ICM INVESTMENTS, LLC

By:	/s/ Christopher M. Mitchell
Christopher M. Mitchell, President

("ICM")